Exhibit 10.26

HURON CONSULTING GROUP INC.
STOCK OWNERSHIP PARTICIPATION PROGRAM

Effective November 23, 2022

HURON CONSULTING GROUP INC.
STOCK OWNERSHIP PARTICIPATION PROGRAM
Effective November 23, 2022
1.Purpose and History. The purpose of the Huron Consulting Group Inc. (the “Company”) Stock Ownership Participation Program (the “Plan”) is to provide eligible Employees of the Company and Participating Subsidiaries with an opportunity to purchase common stock of the Company through payroll deductions and, through such ownership, to promote alignment with the interests of shareholders of the Company, to stimulate their commitment to the business objectives of the Company and to maintain their motivation through the opportunity to share in the growth of the Company. The Plan is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.
The Plan was originally adopted in 2005 as part of the Company’s Omnibus Incentive Plan, as amended, (the “Omnibus Plan”) to provide eligible Employees an annual opportunity to purchase common stock of the Company through deductions from Annual Incentive Bonuses. In 2011, the Plan was amended to provide eligible Employees additional quarterly opportunities to purchase common stock through regular payroll deductions and cash contributions. The Plan was further restated effective June 1, 2015 as a standalone plan; amended on May 8, 2020 to increase the shares available under the Plan; and amended on December 1, 2020 to reflect some administrative type changes. Common stock of the Company purchased or granted hereunder shall be subject to the terms and conditions of this Plan and, as applicable, the restricted share grant agreements issued hereunder. This document memorializes the terms of the Plan on and after November 23, 2022.

2.Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Annual Incentive Bonus” means a Participant’s annual incentive bonus.
“Base Salary” means regular earnings excluding payments for overtime, bonuses, and all other special payments, commissions, and incentive payments.
“Board of Directors” or “Board” means the board of directors of Huron Consulting Group Inc.
“Bonus Offering Period” means an annual offering of the Company’s Shares beginning and terminating on the dates selected by the Company.
“Broker” means the brokerage firm or financial institution retained to perform administrative services described in Section 11(b).

“Business Day” shall mean a day on which the NASDAQ Stock Market (“NASDAQ”) is open for trading.
“Brokerage Account” means the account in which the Purchased Shares and Matched Shares are held.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board, or, to the extent the Compensation Committee of the Board has delegated certain administrative authority over the Plan to the Internal Committee, then the Internal Committee.
“Company” means Huron Consulting Group Inc.
“Effective Date” means November 23, 2022.
“Employee” means any individual who is an employee of the Company or any other Participating Subsidiary for tax purposes and who is employed on a non-temporary basis; for the avoidance of doubt, employees who are deemed by the Company to be interns or temporary employees are not “Employees” for purposes of the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate; provided, however, that payroll deductions pursuant to Section 5 shall cease during a Participant’s unpaid leave.
“Enrollment Date” means the first Business Day of each Offering Period and Bonus Offering Period.
“Internal Committee” means a committee comprised of the Company’s Chief Human Resources Officer and Chief Financial Officer.
“Matched Shares” means the restricted Shares issued pursuant to Section 8 of the Plan.
“Offering Period” means the quarterly offerings of the Company’s Shares beginning on the first day of January, the first day of April, the first day of July and the first day of October, and terminating, respectively, on the last day of March, the last day of June, the last day of September, and the last day of December.
“Participant” means an Employee who satisfies the requirements of Sections 3 and 4 of the Plan.
“Participating Subsidiary” means a Subsidiary that has been authorized by the Committee or the Board to extend the benefits of the Plan to its Employees. The Committee or the Board may extend the Plan to a Subsidiary in the future.
“Purchase Account” means the bookkeeping account used to track a Participant’s payroll deductions to be applied to purchase Shares under the Plan.

“Purchase Date” generally means the next Business Day following the last payroll date in the Offering Period or Bonus Offering Period, or such other date as shall be established by the Internal Committee.
“Purchase Price” means the average price of the Shares purchased for this Plan by the Broker on a Purchase Date.
“Purchased Shares” means the full and fractional Shares added to a Participant’s Brokerage Account on a Purchase Date.
“Shares” means the common stock of the Company.
“Subsidiary” means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.
3.Eligibility. Employees of the Company or a Participating Subsidiary who are: (i) below the Managing Director level, and (ii) employed in a position other than that of Project Consultant, shall be eligible to participate in the Plan.
4.Participation. An eligible Employee may become a Participant in the Plan as of an Enrollment Date by making an online election prior to the applicable Enrollment Date in accordance with the process established by the Internal Committee. The election shall set forth the amount of the Participant’s Base Salary or Annual Incentive Bonus, as applicable, to be subject to after-tax payroll deductions pursuant to the Plan.
5.Payroll Deductions.
(a)Subject to the limits per Section 5(c) below, a Participant may elect to have after-tax payroll deductions from his or her Base Salary during an Offering Period subject to a minimum and a maximum as set by the Committee from time to time. All payroll deductions made by a Participant shall be credited to his or her Purchase Account. Payroll deductions for a Participant shall commence on the first full payroll period following the Enrollment Date and shall continue for each payroll period thereafter during the Offering Period and each subsequent Offering Period unless: (i) changed in connection with a subsequent Enrollment Date; or (ii) terminated as provided in Section 10 of the Plan. For the avoidance of doubt, once an election has been made with respect an Offering Period, the election will remain in place for the duration of such Offering Period and may not be canceled or otherwise changed during such Offering Period.
(b)Subject to the limits per Section 5(c) below, a Participant may elect to have after-tax payroll deductions from his or her Annual Incentive Bonus made during the Bonus Offering Period subject to a minimum and a maximum as set by the Committee from time to time. Such after-tax payroll deduction shall be taken from the Participant’s Annual Incentive Bonus and credited to his or her Purchase Account. Following the Enrollment Date for each Bonus Offering Period, a Participant may not change his or her payroll deduction with respect to the Bonus Offering Period (subject to changes needed due to the minimum and maximum limitations per Section 5(c) below). A new after-tax payroll deduction election must be submitted by the Participant for each Bonus Offering Period.
(c)The aggregate minimum contribution amounts per Participant from payroll deductions under Sections 5(a) and 5(b) shall be as set by the Committee from time to time. The aggregate calendar year maximum contribution amount per Participant from payroll deductions under Sections 5(a) and 5(b) shall be as set by the Committee from time to time.
(d)Any contribution elections made pursuant to Sections 5(a) and 5(b) will be deducted after all taxes, deductions pursuant to any Company-sponsored retirement and/or health and welfare plan, and any other legally required deductions have been made. If, after all other such deductions have been made, there are insufficient funds with which to effectuate contribution elections made pursuant to Section 5(a) or 5(b), as applicable, then the Internal Committee reserves the right to reduce such contribution elections to zero or take any other actions as the Internal Committee, in its sole discretion, deems appropriate.
6.Purchase. On each Purchase Date, in exchange for the applicable proceeds in the Participant’s Purchase Account, a number of full and fractional Shares shall be added to the Participant’s Brokerage Account, with such number determined by dividing (a) the applicable proceeds accumulated during the Offering Period or the Bonus Offering Period, as applicable, and in the Participant’s Purchase Account as of the Purchase Date, by (b) the applicable Purchase Price; provided, however, that such number of shares shall be subject to the limitations set forth in Section 13.
7.Purchased Shares. Upon each Purchase Date, the Participant shall be deemed to have consented to the deposit of all of his or her Purchased Shares in his or her Brokerage Account. A Participant (or if the Participant has died, his or her executor or personal representative) may instruct the Broker (either in writing or in accordance with such procedures as established by the Broker) to (i) sell the Participant’s Purchased Shares through the Brokerage Account at any time, and (ii) pay over to such Participant (or executor or personal representative) the proceeds (less any expenses, fees and withholding taxes, including, without limitation, wage and employment withholding taxes) of such sale. Any such sale is subject to the applicable Company policies including, without limitation, the Company’s Insider Trading Policy. In addition, a Participant (or executor or personal representative) may withdraw the Participant’s Purchased Shares at any time at his or her own expense; any withdrawn fractional Shares will be paid in cash. Such withdrawal shall be contingent on the Participant satisfying all income tax obligations.
8.Matched Shares.
(a)Promptly after the Purchase Date, the Participant shall be granted a number of restricted Shares equal to twenty-five percent (25%) of the Participant’s Purchased Shares for the Offering Period or Bonus Offering Period (with such number rounded up to the nearest whole Share) (the “Matched Shares”). The terms of the Matched Shares, including the number of Shares granted and the vesting requirements, shall be set forth in a separate restricted Share grant agreement (“Grant Agreement”) delivered to the Participant at the time of the Matched Shares grant. Notwithstanding anything contained in the Grant Agreement, in the event of a Participant’s approved, unpaid leave of absence lasting more than thirty (30) days, the vesting date or dates for the Participant’s Matched Shares shall be extended by a number of days equal to the total length of the Participant’s approved, unpaid leave of absence.
(b)The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise upon vesting of the Matched Shares. Unless the Participant makes advance arrangements to make such payment in cash, the Company shall satisfy any withholding tax obligation by retaining a number of Matched Shares equal to the amount of the minimum withholding tax to be satisfied. Any Matched Shares retained to satisfy a tax withholding obligation shall be available again under the Plan to be Purchased Shares or Matched Shares.
9.Withdrawal. A Participant may withdraw from the Plan by making an online withdrawal election prior to the applicable Enrollment Date in accordance with the process established by the Internal Committee. Once a withdrawal becomes effective, no further payroll deductions for the purchase of Shares will be made under the Plan unless the Participant properly completes and submits new enrollment documents by the deadline prescribed by the Internal Committee. A Participant’s withdrawal will not have any effect upon his or her eligibility to participate in the Plan in subsequent Offering Periods or Bonus Offering Periods or in any similar plan that may be adopted by the Company.
10.Termination of Employment; Cessation of Eligibility.
(a)Upon termination of a Participant’s employment for any reason prior to a Purchase Date, whether voluntary or involuntary, including retirement, death, or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, or (ii) cessation of a Participant’s eligibility for the Plan, due to his or her promotion to the Managing Director level or above or transfer into the position of Project Consultant prior to a Purchase Date, the payroll deductions credited to the Participant’s Purchase Account will be returned to him or her and no further payroll deductions shall be credited to the Participant’s Purchase Account.
(b)Upon termination of a Participant’s employment due to (i) death or (ii) being Disabled, any then-unvested Matched Shares shall become fully vested on the date on which the Participant’s employment terminates due to the Participant’s death or as a result of the Participant’s being Disabled. "Disabled" shall mean permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code.
(c)Upon termination of a Participant’s employment due to any reason other than (i) death or (ii) being Disabled, any then-unvested Matched Shares shall be forfeited. Any forfeited Matched Shares shall be available again under the Plan to be Purchased Shares or Matched Shares.
11.Administration.
(a)The Committee shall have the discretionary authority to determine the time and frequency of Offering Periods and Bonus Offering Periods, the terms and conditions for the purchase of Shares and the receipt of Matched Shares, the percentage for Matched Shares, and any other term or feature of the Plan that affects the cost of the Plan to the Company.
(b)The Internal Committee shall have the discretionary authority to do everything necessary and appropriate to administer the operations of the Plan, including, without limitation, interpreting the provisions of the Plan, and setting and revising operational procedures from time to time.
(c)All actions, decisions and determinations of, and interpretations by, the Committee or the Internal Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors, the Compensation Committee of the Board of Directors, or the Internal Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any right granted hereunder.
(d)Broker. The Company, the Board, the Committee, or the Internal Committee shall engage the Broker to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.
(e)Claims Procedures. Any person claiming a benefit, or requesting an interpretation or ruling under the Plan, or requesting information under the Plan, shall present his or her request in writing to the Internal Committee. Whenever a request for benefits under the Plan is wholly or partially denied, the Internal Committee shall notify the person claiming such benefits of its decision in writing. Such notification shall contain (1) specific reasons for the denial of the claim, (2) specific reference to pertinent Plan provisions, (3) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (4) information as to the steps to be taken if the person wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Internal Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). Within 60 days after the date on which a person receives a written notice of a denied claim, such person (or his or her duly authorized representative) may (1) file a written request with the Internal Committee for a review of his or her denied claim and of pertinent documents and (2) submit written issues and comments to the Internal Committee. The Internal Committee shall notify such person of its decision in writing. Such notification shall be written in a manner calculated to be understood by such person and shall contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review shall be made within 60 days after the request for review is received by the Internal Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Internal Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). A Participant may not file a lawsuit until all administrative remedies under the Plan have been exhausted.
(f)Indemnification. No member of the Board of Directors, the Committee, or the Internal Committee, nor any officer or other employee of the Company acting on behalf of the Board of Directors, the Committee, or the Internal Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board of Directors, the Committee, and the Internal Committee, each officer of the Company and each employee of the Company acting on behalf of the Board of Directors, the Committee, of the Internal Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
12.Interest; Use of Funds. No interest shall accrue on the payroll deductions of a Participant to the Plan. All Participant payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such Participant payroll deductions.
13.Stock.
(a)The Shares placed into the Brokerage Accounts via this Plan shall be: (i) common stock of the Company; (ii) registered securities as required under the 1933 Act and the 1934 Act; (iii) listed on the NASDAQ or on such other exchange as the Shares may be listed; and (iv) either authorized but unissued shares, treasury shares, or shares purchased by the Company on the open market.
(b)Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the maximum number of Shares made available for sale or issuance under the Plan is: as of June 1, 2015, three hundred thousand (300,000) Shares; and, as of May 8, 2000, an additional four hundred thousand (400,000) Shares for a total of seven hundred thousand (700,000) Shares. If, on a given Purchase Date, the number of Shares to be allocated to Participants’ Brokerage Accounts and the corresponding Matched Shares exceed the number of Shares then available under the Plan, a pro rata allocation of the Shares remaining available shall be made in as uniform a manner as shall be practicable and as shall be determined to be equitable.
(c)The Participant agrees that the right to vote any Matched Shares which have not vested will be held by the Company and the Participant shall be required to execute an irrevocable proxy in favor of the Company for the Matched Shares in the form supplied by the Company.
14.Assignability. Neither the payroll deductions credited to a Participant’s Purchase Account, nor any rights to receive Shares under the Plan, may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will and the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Internal Committee may treat such act as an election to withdraw in accordance with Section 9 hereof.

15.Adjustment to Number of Shares.
(a)Adjustment. Subject to any required action by the shareholders of the Company, the number of Shares each Participant may acquire per Offering Period or Bonus Offering Period, as well as the price per Share, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares to be credited to a Participant’s Brokerage Account on a Purchase Date.
(b)Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the terms and conditions of the then-outstanding Offering Period and Bonus Offering Period shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to so assume or substitute, then either, in the discretion of the Committee:
(i) The Offering Period and/or Bonus Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”). The New Purchase Date shall be before the date of the Company’s proposed sale or merger. Each Participant shall be notified in writing, as soon as administratively practicable prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the stock shall be allocated to the Participant’s Brokerage Account on the New Purchase Date, except to the extent that, prior to such date, the Participant withdraws from the Offering Period as provided in Section 9 hereof; or
(ii)The Offering Period and/or Bonus Offering Period then in progress shall be cancelled and any amounts accumulated in the Purchase Share Account shall be returned to the Participant.
16.Amendments or Termination of the Plan.
(a)Subject to Section 16(b) below: (i) the Board of Directors or the Committee may at any time and for any reason terminate or discontinue the Plan without notice, and (ii) the Committee may at any time and for any reason amend, modify, or suspend the Plan without notice. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval in such a manner and to such a degree as required.
(b)No Participant’s existing rights in respect of a current Offering Period or Bonus Offering Period may be adversely affected by an action taken per Section 16(a) above,

and, upon any such amendment or modification, all Participants shall continue to have the same rights and privileges in respect of a current Offering Period and a current Bonus Offering Period.
(c)Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected”: (i) the Committee shall be entitled to change the Offering Periods or Bonus Offering Periods, alter the frequency and/or number of changes in the amount withheld during an Offering Period or Bonus Offering Period; and (ii) the Internal Committee shall be entitled to permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from each such Participant’s compensation, and establish such other limitations or procedures as the Internal Committee determines in its sole discretion advisable which are consistent with the Plan. Notwithstanding the forgoing, changes to (x) the Offering Period or Bonus Offering Period, or (y) the maximum amount of Base Salary or Annual Incentive Bonus that may be deducted pursuant to Section 5(a) or 5(b) shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the discretion of the Internal Committee.
17.No Other Obligations. Participation in the Plan does not constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.
18.Notices. Any notice which the Company or any Participant may be required or permitted to give to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed: if to the Company, to such address as the Internal Committee, by notice to such Participant, may designate in writing from time to time; and, if to the Participant, at his or her address as shown on the payroll records of the Company.
19.Conditions Upon Issuance of Shares.
(a)Shares shall not be placed in a Brokerage Account unless the purchase of such Shares and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act, the 1934 Act and the rules and regulations promulgated under such Acts, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)As a condition to receive Shares, the Internal Committee may require the person receiving such Shares to represent and warrant at the time of any such receipt that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
(c)With respect to Employees who are citizens or residents of a foreign jurisdiction (“International Employees”), the Internal Committee may amend the terms of the

Plan for such Participants in order to conform such terms with the provisions of local law, and the Internal Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions, not otherwise inconsistent with the purposes of the Plan (each a “Sub-Plan”).
20.General Compliance. The Plan will be administered in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, the Company’s Insider Trading Policy.
21.Term of the Plan. The Plan shall continue in effect for a period of ten (10) years, unless sooner terminated under Section 16.
22.Governing Law. The Plan and all rights granted hereunder shall be construed in accordance with and governed by the laws of the State of Illinois without reference to choice of law principles.

SCHEDULE A
Subsidiaries Participating in the Plan
Huron Consulting Services LLC,
Huron Advisors Canada Limited / Conseillers Huron Canada Limitée,
and, of the below-listed companies, each effective as of the applicable acquisition date:
Innosight Consulting, LLC
Huron Managed Services LLC
Huron Consulting Services U.K. Limited
Huron Eurasia India Private Limited